Exhibit 10.1_e

AMENDMENT to CONSULTING AGREEMENT

THIS AGREEMENT with effect as of and from the 1st day of April, 2021 (the” Effective Date”).

BETWEEN:

RAINMAKER WORLDWIDE INC., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as” RAIN”)

- and -

2752128 ONTARIO LTD., a corporation incorporated pursuant to the laws of the Province of Ontario (hereinafter referred to as the “Consultant”)

PREAMBLE

WHEREAS RAIN is extending the term of the original contract for the services of Consultant as per the Consulting Agreement dated March 1, 2020.

AND WHEREAS RAIN and the Consultant have agreed to the following modified conditions;

1.01 Definitions: Whenever used in this Agreement and in any Schedule hereto, the following terms shall have the following meanings:

(a)	“Agreement” means the Consulting Agreement dated March 1, 2020 (“Original Agreement”) and all Schedules attached thereto;

(b)	“Board” shall mean the board of directors of RAIN as constituted from time to time;

(c)	“Representatives” means Kelly White (“White”);

2.01 Modification to Agreement:

a)	This agreement redefines the term of the original contract (2.01) to three (3) years from the Effective Date.

b)	The compensation is increased from the original (4.01(a)(i)) US$10,000 per month to US$12,500. For any consulting amounts unpaid on the due date (1st of the month) the Consultant will accrue interest at 10% per annum and have the right to exchange unpaid amounts for shares at 80% of the thirty (30) day trading average.

c)	The job description with increased responsibilities is as reflected in Attachment - 1.

d)	In the absence of Company contributions to retirement plans or life insurance, the following clause is hereby added by virtue of this amendment to grant benefits to the Consultant in the event of disability or death. If Consultant’s Representative White dies or suffers a Disability during the Term, then the Consultant’s engagement shall be deemed to have terminated as of the date of such death or Disability. In the event the Consultant’s engagement with RAIN terminates during the Term by reason of Representative White’s death or Disability, then upon the date of such termination (i) any forfeiture provision of any Stock Option shall be of no further force or effect and the Consultant shall be fully vested in all Stock Options held by the Consultant and such options shall be exercisable but shall terminate if unexercised within three (3) months of the Effective Date of Termination; (ii) RAIN shall promptly pay and provide the Consultant: (A) any unpaid fees through the date of termination; (8) any earned but unpaid bonuses to the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination and (D) all other payments or benefits to which the Consultant may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit plan or program or grant and amounts which may become due in accordance with the provisions of this Agreement (collectively, “Accrued Benefits “) and (iii) RAIN shall self-insure the Consultant on the life of White and pay the Consultant a benefit equal to one (1) times the Annual Consultancy Fee. Upon receipt by the Consultant of all of the foregoing payments from RAIN, RAIN shall be deemed to have been released by the Consultant and Representatives and their assigns of and from any and all claims, actions, causes of action, demands, rights, damages, costs, interest, debts, expenses and compensation for or by reason of or in any way arising out of any and all claims for moneys advanced, dividends, bonuses, expenses, participation in profit or earnings or other remuneration whether authorized or provided by by-law, resolution, contract or otherwise.

e)	Stock options as defined in Original Agreement section 4.02, are hereby replaced, at a minimum, by 4,100,000 stock options at an exercise price of $0.10 effective the date of this amendment. The options shall vest at 125,000 per month until fully vested. These options are in recognition of completing the restructuring of the company with RHBV and preparing the Company for up-listing by finalizing 3 years of audited financial statements. Any of the Stock Options vesting within 12 months from the Effective Date of Termination of any termination by RAIN in accordance with paragraph 6.03 shall be deemed to be fully vested on the date of such termination. In the event a third party acquires majority control of the Company all options fully vest.

The term of the Stock Options shall be five (5) years and shall terminate upon the earlier of

(i)	30 days following their expiry;
(ii)	ten (10) Business Days following the Effective Date of Termination of a termination of this Agreement under either paragraph 6.01 or 6.02 hereof; or
(iii)	three (3) months following the Effective Date of Termination of a termination of this Agreement under paragraph 6.03 hereof.

3.01 Notices: All notices and other communications required or permitted to be given under this Agreement shall be made by e-mail, hand-delivery, first-class prepaid registered mail (with acknowledgment of receipt card), facsimile or overnight air courier guaranteeing next day delivery as follows:

(a)	if to RAIN:
271 Brock Street
Peterborough, Ontario
Email: moconnor@rainmakerww.com

(b)	if to the Consultant:
550 Joslin Street
Peterborough , Ontario
Email: kelly2ewhite@gmail.com

All such notices and communications shall be deemed to have been received: if emailed or personally delivered, at the time of digital transmission or delivered by hand; if mailed, three (3) Business Days after being deposited in the mail; if faxed, upon the later of 9:00 a.m. (local time) on the first Business Day following acknowledgment of receipt or eight hours after transmission ; and, if sent by overnight air courier guaranteeing next day delivery, on the next Business Day after timely delivery to the courier. The parties may change the addresses to which notices are to be given by giving three (3) Business Days’ prior notice of such change in accordance herewith.

3.02 Enurement: Subject to Section 3.01 hereof, this Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

3.03 Amendment: Subject to any provision of this Agreement to the contrary, any amendment or modification of any provision of this Agreement shall not be effective unless it is in writing and signed by each of the parties hereto.

3.04 Waiver: It is understood and agreed that any party hereto may waive any provision of this Agreement intended for such party’s sole benefit; provided, however, that (i) such waiver is in writing; and (ii) any such waiver of a default by another party, or the excusing of the performance of any condition by another party, shall not constitute a continuing waiver of any other or subsequent default, but shall extend to include only the particular breach or default so waived.

3.05 Further Assurances: Each of the parties hereto covenants and agrees to do or cause to be done all things and to execute and deliver or cause to be executed and delivered all documents as may be necessary or required to fully effectually to carry out the intent and purpose of this Agreement.

3.06 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.07 Severability: In the event that any provision of this Agreement is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity or enforceability of any other provision of this Agreement.

3.08 Counterparts: This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument and shall be effective as of the date hereof. This Agreement may also be executed by one or both of the parties by facsimile transmitted signature and all parties agree that the reproduction of such signatures shall be treated as though such reproductions were executed originals thereof.

3.09 Reference to Agreement: The terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement and not any particular article, section, subsection, clause, subclause, paragraph or subparagraph hereof.

3.10 Extended Meanings: Words importing the singular include the plural and vice versa; and words importing gender include all genders, including the neuter gender, and references to persons shall include all entities and one or more persons, their heirs, executors, administrators or assigns, as the case may be.

3.11 Recitals: The recitals to this Agreement shall form an integral part hereof.

3.12 Arbitration: Whenever and wherever a dispute shall occur among the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement or where the provisions of this Agreement are subject to this arbitration provision, such matters shall be determined by arbitration in accordance with the provisions of The Arbitration Act (Ontario).

3.13 Independent Legal Advice: The Consultant acknowledges that it has obtained (or, as a freely taken decision, chosen not to obtain) independent legal advice concerning the interpretation and effect of this Agreement. The Consultant further acknowledges and agrees that it has read the Agreement and understands completely the nature of each and every covenant, warranty, representation, promise, obligation and understanding contained in this Agreement.

3.14 Entire Agreement: As of the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Consultant by RAIN are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

3.15 Time: Time shall be of the essence of this Agreement. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

3.18 Electronic Means: Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of April, 2021.

Signature Page to Follow

RAINMAKER WORLDWIDE INC.

Per:
Name:	Michael O’Connor
Title:	CEO

2752128 ONTARIO LTD.

Per:
Name:	Kelly White
Title:	President

Attachment - 1

SERVICES OF CONSULTANT

(AS REVISED)

The services of the Consultant are hereby changed as of the Effective Date provided for in this amendment. It represents an increase in responsibilities and services to be provided given the reduction of internal support and requirements related to audited financials and up-listing to a reporting exchange.

The Consultant shall have the responsibility and specific duties described below. References to RAIN shall be deemed to include RAIN and each Company Group Member as appropriate. This amendment reflects that RAIN post restructuring does not bear any responsibilities or obligations with respect to Rainmaker Holland B.V. Our only location is Peterborough, the headquarters of Rainmaker Worldwide Inc. (Ontario and Nevada)

Vice President Finance

Responsibility

The consultant fulfils the role of the Vice President Finance as described below.

Position Summary

The Vice President Finance (“VPF”) is a direct report to the CEO, leader of all finance activities and accounting functions for the Company and a key member of the executive leadership team. The VPF is responsible for the company’s finance functions and the interface with external stakeholders and company management. The Company recently completed the filing of audited statements for 2018-2020. With an up-listing to a reporting exchange and becoming an SEC filing company, the responsibilities associated with this position have increased dramatically. Most importantly is the interface with the Company’s auditor M&K CPAS, LLC.

The VPF also plays a broad strategic and advisory role on the executive leadership team including providing input and analysis to support the rationale for business development decisions. The VPF supports strategic business development activities by participating in strategy development, potential partner negotiations, and execution planning as a member of the management team focused on financial implications of opportunities. The VPF will support the continued growth of the company and is responsible as a member of the leadership team to role model the company’s values as well as fostering the development of people in the company. The VPF supports all aspects of business and financial planning and analysis, financial reporting, control, treasury and tax.

The key priorities of the position are as follows:

●	Collaborate with the CEO and other key members of the management team to support the evolution of the Company’s overall strategic direction and annual operating plans.
●	Support timely reporting of audited filings necessary to ensure good standing as a public company.
●	Bring considerable entrepreneurial spirit and drive to play a supporting role in building and developing the positioning of the company with equity investors and other financial partners.
●	Lead the finance organization and all of the financial systems and processes, including providing insights into the financial implications of various business decision.
●	Collaborate with all members of the business development team in the evaluation and negotiation of business development opportunities and major partnerships. This will include the financial analysis and business planning but also defining the appropriate financial structures to deploy RAIN technology globally.
●	Build and cultivate strong and enduring relationships with colleagues and key stakeholders.

EXHIBIT A- Consulting Agreement

CONSULTING AGREEMENT

THIS AGREEMENT is executed after but with effect as of and from the 1st day of March, 2020 (the “Effective Date”).

BETWEEN:

RAINMAKER WORLDWIDE INC., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as “RAIN”)

- and -

2752128 Ontario Ltd. a corporation incorporated pursuant to the laws of the Province of Ontario (hereinafter referred to as the “Consultant”)

WHEREAS RAIN desires to retain the Consultant to provide RAIN with certain services as in regard to RAIN’s management and operations;

AND WHEREAS the Consultant has agreed to provide such services to RAIN on the terms and conditions of this Agreement.

NOW THEREFOR THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements hereinafter contained, RAIN and the Consultant hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION AND SCHEDULES

1.01 Definitions: Whenever used in this Agreement and in any Schedule hereto, the following terms shall have the following meanings:

(a)	“Accrued Benefits” has the meaning given thereto in sub-paragraph 6.02;

(b)	“Agreement” means this Consulting Agreement and all Schedules attached hereto;

(c)	“Board” shall mean the board of directors of RAIN as constituted from time to time;

(d)	“Business” means the business carried on by RAIN and the Subsidiaries from time to time of developing, manufacturing, selling, operating, and maintaining the “Rainmaker” systems for generating thermal power using a proprietary wind driven heat pump system and using such power, or power from a photo-voltaic plant, or grid electricity or diesel generator, or any combination of the foregoing, to produce water through two water production systems; the first being an atmospheric water generation process involving cooling and condensing the moisture in air and the second involving the distillation of an existing saline or brackish water source using a membrane distillation system;

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(e)	“Business Day” means a day other than a Saturday, Sunday or a day on which the principal commercial banks in the City of Toronto, Province of Ontario are not open for business during their normal business hours;

(f)	“Bonus” means the contingent payments, if any, payable to the Consultant pursuant to Subsection 4.01(a)(ii) hereof;

(g)	“Company Group” means RAIN and the Subsidiaries, collectively, and
“Company Group Member” means any one of them;

(h)	“Compensation Committee” means the committee of the Board, as constituted from time to time, which has responsibility delegated by the Board for the management of issues relating to the compensation of management of RAIN and the members of the Board and such other duties and responsibilities as may be delegated by the Board from time to time;

(i)	“Confidential Information” includes, without limitation, the following confidential information, whether in existence on the Effective Date or arising prior or subsequent thereto:

(i)	such information as a director, officer, shareholder or employee of RAIN or a Company Group Member may from time to time reasonably designate in writing to the Consultant during the Term as being included in the expression “Confidential Information”;

(ii)	all proprietary information, financial information, pricing information, profit information, cost information, client information, disclosures, discussions, drawings, designs, strategies, plans, proposals, economic policies and any confidential technique, process formula, development, experimental work, idea, trade secret, know-how or other confidential matter related to RAIN or a Company Group Member or any of their activities, processes and operations, whether developed by any one of them or by the Consultant;

(iii)	any information related to any person, firm, association, syndicate, company, corporation or other entity which is employed or otherwise engaged by RAIN or a Company Group Member; and

(iv)	all computer programs existing or under development and all information and data related thereto;

but shall not include information which is in the lawful possession of the Consultant at the time of receipt, or is in the public domain at the date of disclosure to the Consultant or which thereafter enters the public domain other than as a result of disclosure by the Consultant (but only after it enters the public domain);

(j)	“Disability” means in respect of the Consultant;

(i)	“Disability”, “Total Disability” or “Long-Term Disability” as defined in a group disability insurance policy of RAIN which is in force and under which the Consultant is insured; or

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(ii)	if no such group policy is in force, the inability of the Representative, whether by reason of injury, sickness or any other reason other than death, to carry out the Services under the terms of this Agreement subject to reasonable accommodations for a period of twelve (12) consecutive months or for an aggregate of 365 days within any period of twenty four (24) consecutive months;

(k)	“Effective Date” means March 1, 2020;

(l)	“Effective Date of Termination” means the date on which the consulting relationship between RAIN and the Consultant ceases for any reason whatsoever, whether voluntary or involuntary;

(m)	“Representatives” means Kelly White who shall hold the title of Vice President Finance, as the circumstances require;

(n)	“Services” means, collectively, the duties described in Schedule 1.01 as set out therein;

(o)	“Subsidiaries” means Rainmaker Worldwide Inc. (Ontario), Rainmaker Holland B.V., and Rainmaker GCC FZC, and each and every body corporate acquired in whole or in part or formed by RAIN on or following the date of this Agreement; and

(p)	“Term” means the term of this Agreement as described in Section 2.01 hereof.

1.02 Schedules: The Schedules set out below are an integral part of this Agreement.

Schedule 1.01 - Consultants’ Services

1.03 Currency: Except as may be otherwise indicated herein, all references to currency herein are United States currency.

ARTICLE 2

TERM AND RENEWAL

2.01 Term: Subject to the provisions of Article 6 of this Agreement, the term of this Agreement (the “Term”) shall be eighteen (18) months.

2.02 Services: RAIN shall engage the Consultant as a third party contractor to perform the Services to and for the benefit of RAIN and each Company Group Member as the circumstances reasonably require and the Consultant hereby agrees to accept such engagement on the terms and conditions more particularly hereinafter set forth.

2.03 Representatives of Consultant: The Consultant shall cause Representatives to be its designated representatives who shall, on behalf of the Consultant, provide the Services to RAIN. In addition, the Consultant shall cause Representatives to consent to holding the title of Vice President Finance of RAIN and each Company Group Member as reasonably necessary and appropriate during the Term of this Agreement.

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ARTICLE 3

SERVICES

3.01 Time and Premises: During the Term, the Consultant shall:

(a)	devote sufficient time, attention, and ability to the business of RAIN, and to any associated company, as is reasonably necessary for the proper performance of the Services pursuant to this Agreement which, for greater certainty, is expected to be 37.5 hours per week;

(b)	at all times perform the Services faithfully, diligently, to the best of its abilities and in the best interests of RAIN;

(c)	devote such of its time, labour and attention to the business of RAIN as is necessary for the proper performance of the Services hereunder;

(d)	refrain from acting in any manner contrary to the best interests of RAIN or contrary to the duties of the Consultant as contemplated herein; and

(e)	cause its Representatives to attend at the offices of RAIN’s subsidiary in Peterborough, Ontario and its subsidiary Rainmaker Holland B.V. in Rotterdam, Holland, and from time to time as reasonably necessary and at the expense of RAIN at such other place or places as otherwise arranged by agreement between RAIN and the Consultant.

3.02 Independent Contractor Relationship:

(a)	It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services under this Agreement and that the Consultant is not an employee of RAIN or any Company Group Member.

(b)	Subject to compliance with paragraph 3.01(a) above, the Consultant and its Representatives are not precluded from acting in any other capacity for any other person, firm or company provided that such other work does not, in the reasonable opinion of the Board, conflict with the Consultant’s duties to RAIN.

3.03 Representations and Covenants of Consultant: The Consultant represents, warrants and covenants that:

(a)	It has the right to perform the Services without violation of its obligations to others.

(b)	It is not bound by any agreement or obligation to any other party that will conflict with its obligations as a consultant of RAIN.

(c)	All advice, information, and documents provided by the Consultant to RAIN in the course of providing the Services may be used fully and freely by RAIN.

(d)	The compensation described in paragraphs 4.01 and 4.02 hereof will be the whole of the Consultant’s compensation for providing the Services. For clarity, unless required by law, RAIN will not pay any contribution to any pension plan, employment insurance or federal and provincial withholding taxes.

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(e)	The Consultant is solely responsible for the Consultant’s registration and payment of assessments for coverage with worker safety or similar requirements under the laws of Canada, while it is providing the Services. If requested by RAIN and applicable to the Consultant, the Consultant will provide proof of legally required coverage.

(f)	The Consultant agrees to indemnify RAIN from all losses, claims, actions, damages, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) which may be made by Canadian taxation authorities, employment insurance, pension plan, or workers compensation board, or related plans or organizations, or similar bodies or plans under the laws of Canada, requiring RAIN to pay an amount under the applicable statutes and regulations in relation to any Services provided to RAIN pursuant to this Agreement. This paragraph shall survive termination of this Agreement.

(g)	The Consultant agrees to abide by and cause its Representative to abide by all RAIN’s policies and procedures, including without limitation, RAIN’s code of conduct and anti-corruption policies and insider trading and blackout period policy.

(h)	The Consultant hereby acknowledges that the Consultant is aware, and further agrees that the Consultant will advise those of its directors, officers, employees and agents who may have access to Confidential Information, that United States securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(i)	The Consultant agrees to comply with all applicable securities legislation and regulatory policies in relation to providing the Services, including but not limited to United States securities laws (in particular, Regulation FD) and the policies of the United States Securities and Exchange Commission. The Consultant further agrees to abide by all laws applicable to RAIN, in each jurisdiction that it does business.

ARTICLE 4

COMPENSATION OF THE CONSULTANT

4.01 Compensation: RAIN agrees to pay the Consultant for the performance of the Services and all other services rendered or performed by the Consultant hereunder, and the Consultant agrees to accept as payment therefor, the following:

(a) Compensation as follows:

i.	For the services in Schedule 1.01, a fixed annual gross fee in the amount of US$120,000 during the first year of Term and for each subsequent year, such amount as may be reasonably determined by Compensation Committee, but in no event less than US$120,000 per annum plus applicable harmonized sales tax, if applicable (“HST”). Such fees shall be paid in cash, by monthly payments of US$10,000 on the first day of each month, in advance and not in arrears;

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ii.	at the absolute discretion of the Compensation Committee, an annual payment (the “Variable Bonus”) to be paid within thirty days (30) days following the completion of the annual financial statements of RAIN in respect of its fiscal year ending December 31 in each year which will be dependent upon RAIN’s financial and stock performance and the Consultant’s performance in assisting RAIN in meeting its objectives.

(b)	RAIN shall permit the Representatives, at the expense of RAIN, to participate in extended health, dental and benefit programs provided by RAIN to its employees and senior executives in accordance with the terms thereof as in effect from time to time. The terms of such benefit programs shall be subject to approval by the Compensation Committee of the Board. RAIN may choose, at its discretion, to provide direct cash reimbursement to the Consultant to fund such benefits in lieu of participation in corporate benefit programs and the determination of the quantum of such payment shall be subject to the approval of the Compensation Committee of the Board.

(c)	RAIN shall, at its expense, provide appropriate office facilities for the Consultant’s use as the parties shall reasonably determine as well as provide a cell phone, laptop and other instruments reasonably necessary for the Consultant’s accomplishment of Services for Company use at RAIN’s cost and expense, to be used in accordance with policies established by RAIN from time to time.

(d)	The Consultant shall also be entitled to reimbursement of travel and other expenses reasonably incurred for the benefit of RAIN in accordance with policies established by RAIN from time to time by the Compensation Committee of the Board. Reimbursement shall be subject to delivery of supporting receipts.

4.02	Stock Option: Should a 3rd party acquire from the incumbent shareholders of RAIN not less than 50% of the issued and outstanding shares in the capital of RAIN by way of securities exchange or cash take-over bid prior to December 31st, 2020 the Consultant will be entitled to 500,000 stock options at price of US$0.25. The term of the Stock Options shall be one (1) year and shall terminate three (3) months following the Effective Date of Termination should there be a termination of this Agreement.

ARTICLE 5

NON-DISCLOSURE, NON-COMPETITION

5.01 Access to Confidential Information: The Consultant recognizes and acknowledges that the Consultant’s relationship with RAIN is based on trust and reliance and that in the course of the Consultant’s engagement hereunder the Consultant has had and will have access to and has been and will be entrusted with Confidential Information, the deliberate, willful, careless or negligent disclosure of any of which Confidential Information could be highly detrimental to the Business and the best interests of RAIN and may impair, damage or destroy the goodwill of RAIN.

5.02 Non-Disclosure: The Consultant covenants and agrees that during the continuance of the Consultant’s engagement by RAIN and for a period of two (2) years from the Effective Date of Termination, the Consultant shall:

(a)	regard and preserve as confidential all Confidential Information that has been obtained by or on behalf of the Consultant in the course of the Consultant having been associated with RAIN and any Company Group Member, whether the Consultant possesses such information within the Consultant’s memory or in writing or in some other physical form;

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(b)	refrain from, directly or indirectly, utilizing, disclosing, divulging or disseminating to any person or persons, firm, association, syndicate, employer, corporation or other entity any Confidential Information, except as required by law or permitted by RAIN or the appropriate Company Group Member, in writing;

(c)	not, without prior written authorization from RAIN or the appropriate Company Group Member, depending on RAIN Group Member, use for the Consultant’s own benefit or purposes, or for the benefit or purposes of any third party, any Confidential Information;

(d)	acknowledge and agree that RAIN or the appropriate Company Group Member, is the sole exclusive owner of the Confidential Information and that RAIN or such Company Group Member, as such, has proprietary right therein;

(e)	not produce or make copies of the Confidential Information outside of the ordinary course of business except with the written consent of RAIN or the appropriate Company Group Member, and that any such copies shall be given to RAIN upon request;

(f)	acknowledge that this Agreement does not constitute a license to use the Confidential Information other that as specified herein;

(g)	acknowledge that the breach of any of the provisions hereof will result in RAIN or a Company Group Member suffering damages;

(h)	notify RAIN immediately upon the discovery of any unauthorized use or disclosure of any Confidential Information, and cooperate with RAIN in every reasonable way, at RAIN’s expense, to help RAIN or the appropriate Company Group Member regain possession of the Confidential Information and to prevent its further unauthorized use or disclosure; and

(i)	acknowledge that damages may not be a sufficient remedy for any breach of this provision and that RAIN or any Company Group Member is entitled to seek injunctive relief and other equitable remedies.

5.03 Return of Documents and Objects: The Consultant covenants and agrees that in the event of termination of the Consultant’s engagement pursuant to the provision of this Agreement, the Consultant shall:

(a)	not remove from the premises of RAIN or any Company Group Member, except as authorized or directed by a duly authorized representative of RAIN or any such Company Group Member, any document, object or record containing or reflecting any Confidential Information, or any photocopy or other reproduction thereof; and

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(b)	promptly deliver to RAIN or the appropriate Company Group Member, all documents, objects and records containing or reflecting Confidential Information, which are in the Consultant’s possession or under the Consultant’s control.

The Consultant hereby acknowledges and confirms that all such documents, objects and records containing or reflecting Confidential Information are the exclusive property of such Company Group Member to which they relate.

5.04 Ownership of Intellectual Property: The Consultant acknowledges and agrees that all IP Rights (as herein defined) of RAIN and each Company Group Member, whether created in whole or in part by the Consultant or by third parties during the term of this Agreement, shall be the exclusive property of RAIN or the respective Company Group Member and the Consultant waives all moral rights therein. If necessary, the Consultant shall transfer all right, title and interest and shall promptly assign and transfer to RAIN or the appropriate Company Group Member all future right, title and interest in and to any IP Rights created in whole or in part by the Consultant. “IP Rights” means any and all copyrights, design rights, trade secrets and Confidential Information (including, without limitation, inventions, technical data and methodologies), patent rights, and any other proprietary rights which may subsist anywhere in the world, whether registered or unregistered, any and all applications for registration of any of the foregoing, and any all rights to file such applications.

5.05 Non-Competition: The Consultant acknowledges and agrees that in the course of its consulting with RAIN, the Consultant and its Representatives will gain knowledge of and a close working relationship with RAIN’s customers and service providers, which would injure RAIN if made available to a competitor or used for competitive purposes.

The Consultant agrees with and for the benefit of RAIN Group that for a period of twelve (12) months from the Effective Date of Termination of this Agreement, the Consultant and its Representative will not, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or as a sales representative for any person, firm, association, organization, syndicate, company or corporation, or in any manner whatsoever, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit its or his/her name or any part thereof to be used or employed in a business which is the same as, or competitive with, the Business of RAIN, except as a shareholder holding less than five (5%) percent of the outstanding shares or securities of any such corporation whose shares or securities are listed and posted for trading on a recognized stock exchange.

5.06 Non-Solicitation: Subject to Section 5.07 hereof, the Consultant and its Representative shall not from the Effective Date of Termination until a date which is one (1) year thereafter, directly or indirectly, through any other person or persons, affiliate, firm, association, syndicate, company, corporation or other entity related to or associate or affiliated with the Consultant, without the prior written consent of RAIN:

(a)	approach, solicit, serve, cater to or attempt to direct away from RAIN or Company Group Member, any customer or prospective customer of RAIN or the appropriate Company Group Member actually known to the Consultant, or any associate or affiliate of any customer or prospective customer of RAIN actually known to the Consultant on the Consultant’s own behalf or on behalf of any other entity with respect to business of any nature or kind which is the same as or similar to the Business;

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(b)	engage in or be concerned with or interested in or connected with or advise any person or persons, firm association, syndicate, company, corporation or other entity approaching, soliciting, servicing or catering to any customer or prospective customer of RAIN or Company Group Member actually known to the Consultant, whether or not the Consultant served or was in contact with such customer or prospective customer of RAIN or Company Group Member actually known to the Consultant during the continuance of the Consultant’s engagement by RAIN;

(c)	solicit from a customer or prospective customer of RAIN or Company Group Member actually known to the Consultant, or any associate or affiliate of any customer or prospective customer of RAIN or Company Group Member actually known to the Consultant, any business of any nature or kind similar to that done by RAIN or Company Group Member;

(d)	directly or indirectly, solicit, induce, or endeavor to induce any employee, affiliate, contractor, customer, or agent of RAIN or Company Group Member to terminate its engagement or relationship with RAIN or Company Group Member, or terminate or breach its contract with or obligations to RAIN or Company Group Member, or take any action which would result in the impairment of the relations between RAIN or Company Group Member and such persons and or RAIN’s business opportunities with such persons, except in any case with the prior written consent of RAIN; or

(e)	solicit, employ or utilize, in any manner whatsoever, the services of any of the individuals employed or otherwise engaged by RAIN or Company Group Member or any advisors or representative associated with RAIN or Company Group Member.

The Consultant hereby represents and acknowledges that the provisions of this Section 5.05 are agreed to by the Consultant as consideration for the covenants of RAIN hereunder.

5.07 Enforcement: The Consultant acknowledges and agrees that the restrictions contained in this Article 5 are reasonable, valid and necessary to protect the legitimate interests of RAIN, and further agrees that the Consultant will not do or perform any act or attempt to do any act whatsoever which will or would either directly or indirectly breach any or all of such restrictions.

In addition, the Consultant acknowledges that a breach by the Consultant of any of the provisions contained in this Article 5 may cause RAIN great and irreparable injury and damage which cannot be reasonably or adequately compensated in damages in any action in law, and the Consultant hereby expressly agrees that RAIN or any Company Group Member shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or recurrence of a breach of this Article 5 by the Consultant.

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In the event that either party is required to bring an action to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs, and expenses, including judicial and extra-judicial costs and disbursements, on a solicitor-client basis, if any, incurred in connection with such proceeding. Nothing contained herein, however, shall be construed as a waiver of any of the rights that RAIN and/or the Consultant may have for damages or otherwise.

5.08 Application of Article 5 Covenants: The Consultant acknowledges and agrees that the term “Consultant” as used in this Article 5 shall be deemed to include the Representative and any other representatives of the Consultant (collectively, the “Representatives”) who provide services to RAIN hereunder from time to time with the consent of RAIN. The Consultant shall procure the written enforceable commitment of the Representatives to be bound by the provisions of Article 5 as if they were original signatories hereto.

ARTICLE 6

TERMINATION

6.01 Rights of the Consultant to Terminate or Resign: Subject to Sections 6.02 and 6.03 hereof, the engagement of the Consultant hereunder shall not be terminated by the Consultant unless ninety (90) days’ written notice has been delivered by the Consultant to RAIN of the Consultant’s intention to terminate this Agreement. In the event that the Consultant’s engagement with RAIN is terminated during the Term by the Consultant, the Consultant shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits, but the Consultant shall continue to provide services and shall be compensated to the end of the ninety day notice period. Upon expiry of such notice period, the Consultant shall not receive any further additional compensation other than any Accrued Benefits to the effective date of termination of this Agreement.

In the event that the Consultant has terminated this Agreement pursuant to the terms of this paragraph 6.01 the covenants and provisions of Article 5 shall continue to be in full force and effect for the periods expressly specified in the relevant provisions.

In the event that the Consultant is offered full time employment with the Company or one of its subsidiaries, and the Consultant accepts the terms and conditions of such, the Consultant will not be entitled to any further compensation other than what is outstanding under this contract. In the event the Consultant does not accept the employment offer the Consultant will have the right to the benefits of the termination clause 6.03.

6.02 Termination by Company – Cause: Without prejudicing any other rights that RAIN may have hereunder or at law or in equity, RAIN may terminate this Agreement immediately upon its election to do so, or if it so elects, upon delivery of written notice to the Consultant that this agreement is being terminated for cause if:

(a)	the Consultant breaches any material term of this Agreement and such breach is not cured to the reasonable satisfaction of RAIN within thirty (30) days after written notice describing the breach in reasonable detail is delivered to the Consultant;

(b)	RAIN acting reasonably determines that the Consultant has acted, is acting or is likely to act in a manner materially detrimental to RAIN or has violated or is likely to violate the confidentiality of any information as provided for in this Agreement in a manner materially detrimental to RAIN;

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(c)	the Consultant is unable or unwilling to perform the Services under this Agreement, or

(d)	the Consultant commits fraud, serious neglect or misconduct in the discharge of the Services.

In the event that the Consultant’s engagement with RAIN is terminated during the Term by RAIN for cause, the Consultant shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits. Any options which are vested and unexercised on the date of written notice under this paragraph 6.02 shall terminate ten (10) Business Days following the Effective Date of Termination.

6.03 Involuntary Termination Other Than For Cause; If the Consultant’s engagement with RAIN is involuntarily terminated by RAIN in its discretion other than for cause under paragraph 6.02 above, then RAIN shall provide the Consultant with one (1) year written notice of such termination, and during the period commencing the date of such notice and ending one (1) year later, shall continue to pay to the Consultant:

(a)	the Base Amount; and

(b)	all Accrued Benefits as such term is defined in paragraph 6.02(d).

Upon receipt by the Consultant of all of the foregoing payments from RAIN, RAIN shall be deemed to have been released by the Consultant and Representatives and their assigns of and from any and all claims, actions, causes of action, demands, rights, damages, costs, interest, debts, expenses and compensation for or by reason of or in any way arising out of any and all claims for moneys advanced, dividends, bonuses, expenses, participation in profit or earnings or other remuneration whether authorized or provided by by-law, resolution, contract or otherwise.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.01 Indemnity: RAIN agrees to indemnify and hold harmless the Consultant and Representatives from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal, accounting, investigative or other expenses reasonably incurred in connection with defending or investigating any action or claim) which the Consultant or Representative may sustain with regard to actions or inactions taken by the Consultant or Representative as its representative in the performance of the Consultant’s services as a consultant of RAIN other than where the Consultant or Representative has acted fraudulently or deliberately or in material breach of this Agreement.

7.02 Notices: All notices and other communications required or permitted to be given under this Agreement shall be made by e-mail, hand-delivery, first-class prepaid registered mail (with acknowledgment of receipt card), facsimile or overnight air courier guaranteeing next day delivery as follows:

(a)	if to RAIN:
271 Brock Street
Peterborough, Ontario
Email: mskinner@rainmakerww.com

(b)	if to the Consultant:
550 Joslin Street
Peterborough, Ontario
Email: kelly2ewhite@gmail.com

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All such notices and communications shall be deemed to have been received: if emailed or personally delivered, at the time of digital transmission or delivered by hand; if mailed, three (3) Business Days after being deposited in the mail; if faxed, upon the later of 9:00 a.m. (local time) on the first Business Day following acknowledgment of receipt or eight hours after transmission; and, if sent by overnight air courier guaranteeing next day delivery, on the next Business Day after timely delivery to the courier. The parties may change the addresses to which notices are to be given by giving three (3) Business Days’ prior notice of such change in accordance herewith.

7.03 Enurement: Subject to Section 7.04 hereof, this Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

7.04 Non-Assignability: This Agreement may not be assigned by any party hereto, without the prior written consent of the other parties hereto, which consent may be arbitrarily withheld.

7.05 Amendment: Subject to any provision of this Agreement to the contrary, any amendment or modification of any provision of this Agreement shall not be effective unless it is in writing and signed by each of the parties hereto.

7.06 Waiver: It is understood and agreed that any party hereto may waive any provision of this Agreement intended for such party’s sole benefit; provided, however, that (i) such waiver is in writing; and (ii) any such waiver of a default by another party, or the excusing of the performance of any condition by another party, shall not constitute a continuing waiver of any other or subsequent default, but shall extend to include only the particular breach or default so waived.

7.07 Further Assurances: Each of the parties hereto covenants and agrees to do or cause to be done all things and to execute and deliver or cause to be executed and delivered all documents as may be necessary or required to fully effectually to carry out the intent and purpose of this Agreement.

7.08 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.09 Survival: The parties hereto hereby covenant and agree that, notwithstanding the termination as provided for herein or otherwise of this Agreement, the provisions of Article 5, Article 6 and Article 7 hereof shall survive such termination and shall continue in full force and effect according to their terms.

7.10 Severability: In the event that any provision of this Agreement is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity or enforceability of any other provision of this Agreement.

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7.11 Counterparts: This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument and shall be effective as of the date hereof. This Agreement may also be executed by one or both of the parties by facsimile transmitted signature and all parties agree that the reproduction of such signatures shall be treated as though such reproductions were executed originals thereof.

7.12 Reference to Agreement: The terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement and not any particular article, section, subsection, clause, subclause, paragraph or subparagraph hereof.

7.13 Extended Meanings: Words importing the singular include the plural and vice versa; and words importing gender include all genders, including the neuter gender, and references to persons shall include all entities and one or more persons, their heirs, executors, administrators or assigns, as the case may be.

7.14 Recitals: The recitals to this Agreement shall form an integral part hereof.

7.15 Arbitration: Whenever and wherever a dispute shall occur among the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement or where the provisions of this Agreement are subject to this arbitration provision, such matters shall be determined by arbitration in accordance with the provisions of The Arbitration Act (Ontario).

7.16 Independent Legal Advice: The Consultant acknowledges that it has obtained (or, as a freely taken decision, chosen not to obtain) independent legal advice concerning the interpretation and effect of this Agreement. The Consultant further acknowledges and agrees that it has read the Agreement and understands completely the nature of each and every covenant, warranty, representation, promise, obligation and understanding contained in this Agreement.

7.17 Entire Agreement: As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Consultant by RAIN are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

7.18 Time: Time shall be of the essence of this Agreement. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

7.19 Electronic Means: Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the effective date of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

RAINMAKER WORLDWIDE INC.

Per:
Name:	Michael O’Connor
Title:	Executive Chairman

2752128 ONTARIO LTD.

Per:
Name:	Kelly White
Title:	President

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SCHEDULE 1.01

SERVICES OF CONSULTANT

The Consultant shall have the responsibility and specific duties described below. References to RAIN shall be deemed to include RAIN and each Company Group Member as appropriate.

Vice President Finance

The Consultant shall have the responsibility and specific duties described below. References to RAIN shall be deemed to include Rainmaker and each Company Group Member as appropriate.

Responsibility

The consultant fulfils the role of the Vice President Finance

POSITION SUMMARY

The Vice President Finance (“VPF”) is a direct report to the CFO and a key member of the executive leadership team. The VPF will be responsible for supporting the company’s finance functions and will be a key interface with external stakeholders and company management.

The VPF will play a broad strategic and advisory role on the executive leadership team including providing input on the rationale for business development decisions. The VPF will support strategic business development activities by participating in strategy development, potential partner negotiations, and execution planning as a member of the management team focused on financial implications of opportunities. The VPF will support the continued growth of the company and will be responsible as a member of the leadership team to role model the company’s values as well as fostering the development of people in the company. The VPF will support all aspects of financial planning and analysis, financial reporting, control, treasury and tax.

The key priorities of the position are as follows:

●	Partner with the CFO and other key members of the management team to support the evolution of the company’s overall strategic direction and annual operating plans.
●	Support timely reporting of filings necessary to ensure good standing as a public company.
●	Bring considerable entrepreneurial spirit and drive to play a supporting role in building and developing the positioning of the company with equity investors and other financial partners.
●	Support a finance organization with financial systems and processes, including providing insights into the financial implications of various business decision.
●	Partner with all members of the business development team in the evaluation and negotiation of business development opportunities and major partnerships. This will include the financial analysis and business planning but also defining the appropriate financial structures to deploy RAINMAKER technology globally.
●	Build and cultivate strong and enduring relationships with colleagues and key stakeholders.

Authority to make minor technical amendments to this position description is delegated to the Board. Once or more annually, as the Board decides, this position description will be fully evaluated and updates recommended to the Board for consideration.

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